Issuer Free Writing Prospectus

Filed under Rule 433

Registration Statement No. 333- 185248

Pricing Term Sheet

Merck & Co., Inc.

February 5, 2015

Floating Rate Notes due 2017

Floating Rate Notes due 2020

1.850% Notes due 2020

2.350% Notes due 2022

2.750% Notes due 2025

3.700% Notes due 2045

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the preliminary prospectus supplement dated February 5, 2015.

Expected Ratings of the Notes:*	A2 Moody’s / AA S&P (both stable)

Trade Date:	February 5, 2015

Settlement Date:	February 10, 2015 (T +3)

Active Book- Runners:	J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC

Other Underwriters:	BNP Paribas Securities Corp., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., RBS Securities Inc., Santander Investment Securities Inc., DNB Markets, Inc., ING Financial Markets LLC, SMBC Nikko Securities America, Inc., Wells Fargo Securities, LLC, Blaylock Beal Van, LLC, Great Pacific Securities

Title:	Floating Rate Notes due 2017	Floating Rate Notes due 2020	1.850% Notes due 2020	2.350% Notes due 2022	2.750% Notes due 2025	3.700% Notes due 2045

Size:	$300,000,000	$700,000,000	$1,250,000,000	$1,250,000,000	$2,500,000,000	$2,000,000,000

Maturity:	February 10, 2017	February 10, 2020	February 10, 2020	February 10, 2022	February 10, 2025	February 10, 2045

Interest Payment Dates:	February 10, May 10, August 10 and November 10, commencing May 10, 2015	February 10, May 10, August 10 and November 10, commencing May 10, 2015	February 10 and August 10, commencing August 10, 2015	February 10 and August 10, commencing August 10, 2015	February 10 and August 10, commencing August 10, 2015	February 10 and August 10, commencing August 10, 2015

Spread to LIBOR:	12.5 bps	37.5 bps	—	—	—	—

Designated LIBOR page:	Reuters Page LIBOR 01	Reuters Page LIBOR 01	—	—	—	—

Index Maturity:	3 month LIBOR	3 month LIBOR	—	—	—	—

Interest Reset Date:	Quarterly	Quarterly	—	—	—	—

Initial Interest Rate:	3 month LIBOR plus 0.125% determined on the second London business day prior to February 10, 2015	3 month LIBOR plus 0.375% determined on the second London business day prior to February 10, 2015	—	—	—	—

Coupon:	—	—	1.850%	2.350%	2.750%	3.700%

Benchmark Treasury:	—	—	1.250% due January 31, 2020	1.500% due January 31, 2022	2.250% due November 15, 2024	3.125% due August 15, 2044

Treasury Yield:	—	—	1.304%	1.621%	1.819%	2.432%
Spread to Benchmark Treasury:	—	—	T+55 bps	T+75 bps	T+95 bps	T+130 bps

Yield to Maturity:	—	—	1.854%	2.371%	2.769%	3.732%

Price to Public:	100%	100%	99.981%	99.865%	99.835%	99.425%

Underwriting Discount:	20 bps	35 bps	35 bps	40 bps	45 bps	87.5 bps

Make-Whole Call:	—	—	We may, at our option, redeem some or all of the 2020 fixed rate notes or the 2022 notes, at any time or from time to time, or we may, at our option, redeem some or all of the 2025 notes or the 2045 notes prior to the applicable Par Call Date at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the fixed rate notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Reinvestment Rate plus 10 basis points with respect to the 2020 fixed rate notes, the Reinvestment Rate plus 12.5 basis points with respect to the 2022 notes, the Reinvestment Rate plus 15 basis points with respect to the 2025 notes, and the Reinvestment Rate plus 20 basis points with respect to the 2045 notes, plus, in each case, any interest accrued but not paid to the date of redemption.

Par Call:	—	—	—	—	We may redeem the 2025 notes or the 2045 notes, on or after the applicable Par Call Date, in whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2025 notes or the 2045 notes, plus any interest accrued but not paid to the date of redemption.

The term “Par Call Date” means November 10, 2024, the date that is three months prior to the maturity of the 2025 notes and August 10, 2044, the date that is six months prior to the maturity of the 2045 notes.

CUSIP:	58933Y AN5	58933Y AP0	58933Y AS4	58933Y AQ8	58933Y AR6	58933Y AT2

ISIN:	US58933YAN58	US58933YAP07	US58933YAS46	US58933YAQ89	US58933YAR62	US58933YAT29

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a preliminary prospectus supplement and registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement, and other documents the issuer has filed with the SEC and that are incorporated by reference into the preliminary prospectus supplement for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037. This pricing term sheet supplements the preliminary prospectus supplement issued by Merck & Co., Inc. on February 5, 2015 relating to its prospectus dated December 3, 2012.